Exhibit 16.1

December 21, 2001

Securities and Exchange Commission
Mail Stop 11-3
450 5th Street, N.W.
Washington, D.C. 20549

Dear Sirs/Madams:

We have read and agree with the comments in Item 4 of Form 8-K of FlexiInternational Software, Inc. dated December 21, 2001, except for the first and last sentences of the first paragraph, as to which we have no basis for agreeing or disagreeing with such statements.

Yours truly,

/s/  DELOITTE & TOUCHE LLP